Exhibit 4.2

CV SCIENCES, INC.

TO

[FIRST] [SECOND] [THIRD] [FOURTH] [FIFTH] SUPPLEMENTAL INDENTURE TO
INDENTURE DATED [ , 2021]

Dated as of [ , 2021

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee

Senior Convertible Notes Due 2022

CV SCIENCES, INC.

[FIRST] [SECOND] [THIRD] [FOURTH] [FIFTH] SUPPLEMENTAL INDENTURE TO INDENTURE DATED [________], 2021

SENIOR CONVERTIBLE NOTES DUE 2022

[FIRST] [SECOND] [THIRD] [FOURTH] [FIFTH] SUPPLEMENTAL INDENTURE, dated as of [________], 2021 (this “[First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture”), between CV SCIENCES, INC., a Delaware corporation (the “Company”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee (the “Trustee”).

RECITALS

A. The Company filed a registration statement on Form S-3 on [ , 20__] (File Number 333-[ ]) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) and the Registration Statement has been declared effective by the SEC on [ , 20__].

B. The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of [ ], 2021, substantially in the form filed as an exhibit to the Registration Statement (the “Indenture”), providing for the issuance from time to time of Securities (as defined in the Indenture) by the Company.

C. The Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

D. Section 2.2 of the Indenture provides for various matters with respect to any series of Securities issued under the Indenture to be established in an indenture supplemental to the Indenture.

E. Section 9.1 of the Indenture provides that, without the consent of the Holders, for the Company and the Trustee may enter into an indenture supplemental to the Indenture to establish the form or terms of Securities of any series as provided by Section 2.2 of the Indenture.

F. In accordance with that certain Securities Purchase Agreement, dated [ 2021] (the “Securities Purchase Agreement”), by and among the Company and the investors party thereto (the “Investors”), the Company has agreed to sell to the Investors, and the Investors have agreed to purchase from the Company, subject to the satisfaction of certain terms and conditions set forth therein, pursuant to (i) the Indenture, (ii) this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, (iii) the Securities Purchase Agreement and (iv) the Company’s Registration Statement on Form S-3 (File number 333-[ ]) (the “Registration Statement”), (x) at the applicable [Initial][Additional] Closing (as defined in the Securities Purchase Agreement), $1,063,829.79 in aggregate principal amount of Notes (as defined in the Securities Purchase Agreement).

G. The Company hereby desires to supplement the Indenture pursuant to this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture to set forth the terms and conditions of the Notes to be issued in accordance herewith.

NOW, THEREFORE, THIS [FIRST] [SECOND] [THIRD] [FOURTH] [FIFTH] SUPPLEMENTAL INDENTURE WITNESSETH, for and in consideration of the premises and the issuance of the series of Securities provided for herein, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities of such series, as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS

Section 1.1. RELATION TO INDENTURE. This [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2. DEFINITIONS. For all purposes of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture:

(a) Capitalized terms used herein without definition shall have the meanings specified in the Indenture or in the Notes, as applicable;

(b) All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture; and

(c) The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture.

ARTICLE II

THE SERIES OF SECURITIES

Section 2.1 TITLE. There shall be a series of Securities designated the “Senior Convertible Notes Due 2022 (the “Notes”).

Section 2.2. LIMITATION ON AGGREGATE PRINCIPAL AMOUNT. The aggregate principal amount of the Notes to be sold pursuant to the Securities Purchase Agreement and to be issued pursuant to this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture on the date hereof shall be $1,063,829.79.

Section 2.3. PRINCIPAL PAYMENT DATE. The principal amount of the Notes outstanding (together with any accrued and unpaid interest and other amounts) shall be payable in accordance with the terms and conditions set forth in the Notes on each Conversion Date, Alternate Conversion Date, Redemption Date and on the Maturity Date, in each case as defined in the Notes.

Section 2.4. INTEREST AND INTEREST RATES. Interest shall accrue and shall be payable at such times and in the manner set forth in the Notes.

Section 2.5. PLACE OF PAYMENT. Except as otherwise provided by the Notes, the place of payment where the Notes may be presented or surrendered for payment, where the Notes may be surrendered for registration of transfer or exchange (to the extent required or permitted, as applicable, by the terms of the Notes) and where notices and demand to or upon the Trustee in respect of the Notes and the Indenture may be served shall be: 500 Delaware Avenue, Wilmington, DE 19801, Attn.: Corporate Trust - CV Sciences, Inc.; Telephone: (302) 573-3269; Facsimile: (302) 421-9137; Email: JMcNichol@wsfsbank.com.

Section 2.6. REDEMPTION. The Company may redeem the Notes, in whole or in part, at such times and in the manner set forth in the Notes.

Section 2.7. DENOMINATION. The Notes shall be issuable only in registered form without coupons and in minimum denominations of $1,000 and integral multiples thereof.

Section 2.8. CURRENCY. Principal and interest and any other amounts payable, from time to time, on the Notes shall be payable in such coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts in accordance with Section 24(b) of the Notes.

Section 2.9. FORM OF SECURITIES. The Notes shall be issued in the form attached hereto as Exhibit A. Exhibit A also includes the form of Trustee’s certificate of authentication for the Notes. The Company has elected to issue only Definitive Securities and shall not issue any Global Securities hereunder.

Section 2.10. CONVERTIBLE SECURITIES. The Notes are convertible into shares of Common Stock (as defined in the Notes) of the Company upon the terms and conditions set forth in the Notes and all references to “Common Stock” in the Indenture shall be deemed to be references to Common Stock for all purposes thereunder. In connection with any conversion of any given Note into Common Stock, the Trustee may rely conclusively, without any independent investigation, on any Conversion Notice (as defined in the Notes) executed by the applicable Holder of such Note and an Acknowledgement (as defined in the Notes) signed by the Company (in each case, in the forms attached as Exhibits I and II to the Note), in lieu of the Company’s obligations to deliver an Officer’s Certificate, Company Order or an Opinion of Counsel pursuant to Article II, Section 7.2(b) and 10.4 of the Indenture in connection with any conversion of any Note. The Conversion Notice and Acknowledgement (unless subsequently revoked or withdrawn) shall be deemed to be a joint instruction by the Company and such Holder to the Trustee to record on the register of the Notes such conversion and decrease in the principal amount of such Note by such aggregate principal amount of the Note converted, in each case, as set forth in such Conversion Notice and Acknowledgment.

Section 2.11. REGISTRAR. The Trustee shall only serve initially as the Security Registrar and not as a paying agent and, in such capacity, shall maintain a register (the “Security Register”) in which the Trustee shall register the Notes and transfers of the Notes. The entries in the Security Register shall be conclusive and binding for all purposes absent manifest error. The initial Security Register shall be created by the Trustee in connection with the authentication of the initial Notes in the names and amounts detailed in the related Company Order. No Note may be transferred or exchanged except in compliance with the authentication procedures of the Trustee in accordance with this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture. The Trustee shall not register a transfer, exchange, redemption, conversion, cancellation or any other action with respect to a Note unless instructed to do so in an Officer’s Certificate, Conversion Notice and Acknowledgement or Company Order, as applicable. Each Officer’s Certificate, Conversion Notice and Acknowledgement or Company Order, as applicable, given to the Trustee in accordance with this Section 2.11 shall constitute a representation and warranty to the Trustee that the Trustee shall be fully indemnified in connection with any liability arising out of or related to any action taken by the Trustee in good faith reliance on such Officer’s Certificate, Conversion Notice and Acknowledgement or Company Order, as applicable.

Section 2.12. SINKING FUND OBLIGATIONS. The Company has no obligation to redeem or purchase any Notes pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.

Section 2.13. NO PAYING AGENT. The Company is not required to appoint and has not appointed any Paying Agent in respect of the Notes pursuant to the Indenture or any Supplemental Indenture and all amounts payable, from time to time, pursuant to the Notes shall, for so long as so long as no Paying Agent has been appointed, be paid directly by the Company to the applicable Holder.

Section 2.14. EVENTS OF DEFAULT. The Company has elected that the provisions of Section 4 of the Notes shall govern all Events of Default in lieu of Section 6.1 of the Indenture.

Section 2.15. EXCLUDED DEFINITIONS. The Company has elected that none of the following definitions in the Indenture shall be applicable to the Notes and any analogous definitions set forth in the Notes shall govern in lieu thereof:

•Definition of “Business Day” in Section 1.1;

•Definition of “Event of Default” in Section 6.1; and

•Definition of “Subsidiary” in Section 1.1.

Section 2.16. EXCLUDED PROVISIONS. The Company has elected that none of the following provisions of the Indenture shall be applicable to the Notes and any analogous provisions (including definitions related thereto) of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture and/or the Notes shall govern in lieu thereof:

•Section 2.8 (Mutilated, Destroyed, Lost and Stolen Securities)

•Article III (Redemption)

•Article V (Successors)

•Section 6.1 (Events of Default);

•Section 6.2 (Acceleration of Maturity; Rescission and Annulment)

•Section 6.3 (Collection of Indebtedness and Suits for Enforcement by Trustee);

•Section 6.7 (Limitation on Suits)

•Section 7.5 (Notice of Defaults)

•Section 7.6 (Reports by Trustee to Holders)

•Article VIII (Satisfaction and Discharge; Defeasance)

•Section 9.1 (Without Consent of Holders)

•Article 11 (Sinking Funds)

Section 2.17. COVENANTS. In addition to any covenants set forth in Article IV of the Indenture, the Company shall comply with the additional covenants set forth in Section 14 of the Notes.

Section 2.18. IMMEDIATELY AVAILABLE FUNDS. All cash payments of principal and interest shall be made in U.S. dollars and immediately available funds.

Section 2.19. TRUSTEE MATTERS.

(a)    Duties of Trustee. Notwithstanding anything in the Indenture to the contrary:

(i)    the sole duty of the Trustee is to act as the Registrar unless otherwise agreed to by the Required Holders (as defined in the Notes), the Trustee and the Company in an additional supplemental Indenture (other than this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture) or as separately agreed to in a writing by the Trustee and the Required Holders;

(ii)    the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties, and the Trustee need not investigate any fact or matter contained therein;

(iii)    the Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its discretion, rights or powers;

(iv)    the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney and the reasonable expenses of every such examination shall be paid by the Company or, if paid by the Trustee or any predecessor Trustee, shall be reimbursed by the Company upon demand;

(v)    the permissive rights of the Trustee to do things enumerated in the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture shall not be construed as a duty and the Trustee shall not be answerable for other than its negligence or willful misconduct;

(vi)    the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder (including as Registrar), and to each agent, custodian, and any other such Persons employed to act hereunder;

(vii)    in no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of any present or future law or regulation or governmental authority, (ii) any act of God, (iii) natural disaster, (iv) war, (v) terrorism, (vi) civil unrest, (vii) accidents, (viii) labor dispute, (ix) disease, (x) epidemic or pandemic, (xi) quarantine, (xii) national emergency, (xiii) loss or malfunction of utility or computer software or hardware, (xiv) communications system failure, (xv) malware or ransomware; (xvi) unavailability of the Federal Reserve Bank wire or telex system or other wire or other funds transfer systems, or (xvii) unavailability of any securities clearing system (it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to avoid and mitigate the effects of such occurrences and to resume performance as soon as practicable under the circumstances);

(viii)    in no event shall the Trustee be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(ix)    the Trustee has no duty to make any calculations called for under the Notes, and shall be protected in conclusively relying without liability upon an Officer’s Certificate with respect thereto without independent verification;

(x)    for the protection and enforcement of the provisions of the Indenture, this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture and the Notes, the Trustee shall be entitled to such relief as can be given at either law or equity;

(xi)    the Trustee shall have the right to decline to follow any direction given to it under the Indenture, this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture or the Notes if the Trustee shall determine that the proceeding so directed would involve the Trustee in personal liability;

(xii)    in the event that the Holders of the Notes have waived any Event of Default with respect to this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture or the Notes, the default covered thereby shall be deemed to be cured for all purposes hereunder and the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively, but no such waiver shall extend to any subsequent or other default to impair any right consequent thereon;

(xiii)    the Trustee makes no representation as to the validity or value of any securities or assets issued upon conversion of the Notes, and the Trustee shall not be responsible for the failure by the Company to comply with any provisions of the Notes;

(xiv)    except during the continuance of an Event of Default, in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether they conform to the requirements of the Indenture but shall have no obligation or liability for confirming or investigating the accuracy of mathematical calculations or other facts purported to be stated therein;

(xv)    the Trustee will not at any time be under any duty or responsibility to any Holder to determine the Conversion Price (or any adjustment thereto) or whether any facts exist that may require any adjustment to the Conversion Price, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in the Indenture, this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, in any supplemental indenture or the Notes provided to be employed, in making the same;

(xvi)    the Trustee will not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, cash or other property that may at any time be issued or delivered upon the conversion of any Note; and the Trustee makes any representations with respect thereto; and

(xvii)    the Trustee will not be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities, cash or other property upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company with respect thereto.

(b)    Additional Indemnification. In addition to any indemnification rights set forth in the Indenture, the Company agrees to indemnify each of the Trustee, or any successor Trustee, and its officers, directors, agents and employees, for, and to hold each of them harmless against, any and all loss, liability, damage, claim or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee) and reasonable attorneys’ fee and expenses and court costs, incurred without gross negligence or willful misconduct on their part, as determined by a final and non-appealable order of a court of competent jurisdiction, arising out of or in connection with the acceptance or administration of the trust or trusts the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, including the reasonable costs and expenses of defending itself against any claim (whether asserted by the Company, or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or in connection with enforcing the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture against the Company or any Guarantor (including the provisions of this Section). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim with counsel who shall be reasonably satisfactory to the Trustee, and the Trustee shall cooperate in the defense. In addition, the Trustee may retain one separate counsel on behalf of itself and the Holders (and in the case of an actual or perceived conflict of interest, one additional separate counsel on behalf of the Holders) and, if deemed advisable by such counsel, local counsel, and the Company shall pay the reasonable fees and expenses of such separate counsel and local counsel. The indemnification herein also extends to a settlement, and shall survive the discharge of the Indenture or the removal or resignation of the Trustee.

(c)    Successor Trustee Petition Right. If an instrument of acceptance by a successor Trustee required by Section 7.8 of the Indenture has not been delivered to the Trustee within 30 days after the giving of a notice of removal, the Trustee being removed, at the expense of the Company, may petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

(d)    Trustee as Creditor. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Securities), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

(e)    Reports by the Company. In addition to the Company’s obligations pursuant to Section 4.2 and 4.3 of the Indenture, the Company shall:

(i) deliver to the Trustee (unless filed with the SEC through the EDGAR system or any successor system), within 15 days after the Company files the same with the SEC, copies of the annual and quarterly reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall deliver to the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; and

(ii) whether or not required under the Exchange Act, so long as any Securities remain outstanding, the Company shall file a copy of all of the information and reports referred to in clause (i) above with the SEC for public availability within the time periods specified in the SEC rules and regulations (unless the SEC will not accept such a filing) and make such information available to Holders, securities analysts and prospective investors upon request.

The parties hereto acknowledge and agree that delivery of such reports, information, and documents to the Trustee pursuant to the provisions of Section 4.2 and 4.3 of the Indenture and this Section 2.19(e) is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no duty to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with any of the covenants under the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, to determine whether such reports, information or documents are available on the SEC’s website (including the EDGAR system or any successor system,) the Company’s website or otherwise, to examine such reports, information, documents and other reports to ensure compliance with the provisions of this Indenture, or to ascertain the correctness or otherwise of the information or the statements contained therein.

(f)    Execution of Supplemental Indentures. Notwithstanding anything in the Indenture to the contrary, the Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties, liabilities or immunities under the Indenture or otherwise.

(g)    Statements by Officers as to Default. In addition to the Company’s obligations pursuant to Section 4.3 of the Indenture, the Company agrees as follows:

(i) Annually, within 120 days after the close of each fiscal year beginning with the first fiscal year during which the Notes remain outstanding, the Company will deliver to the Trustee an Officer’s Certificate (one of which Officers signatory thereto shall be the Chief Executive Officer, Chief Financial Officer or Chief Corporate and Strategy Officer of the Company) as to the knowledge of such Officers of the Company’s compliance (without regard to any period of grace or requirement of notice provided herein) with all conditions and covenants under the Indenture, this [First] [Second]

[Third] [Fourth] [Fifth] Supplemental Indenture and the Notes and, if any Event of Default has occurred and is continuing, specifying all such Events of Defaults and the nature and status thereof of which such Officers have knowledge.

(ii) The Company shall, so long as any of the Securities remain outstanding, deliver to the Trustee, as soon as practicable and in any event within 30 days after the Company becomes aware of any Event of Default, an Officer’s Certificate specifying such Events of Default, its status and the actions that the Company is taking or proposes to take in respect thereof.

(h)    Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and perform such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture.

(i)    Expense. Notwithstanding anything in the Indenture to the contrary, any actions taken by the Trustee in any capacity shall be at the Company’s reasonable expense.

Section 2.20. ORIGINAL ISSUE DISCOUNT. The Notes will be issued with original issue discount as set forth in the Securities Purchase Agreement.

Section 2.21. SATISFACTION; DISCHARGE. The Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture will be discharged and will cease to be of further effect with respect to the Notes (except as to any surviving rights expressly provided for in the Transaction Documents (as defined in the Securities Purchase Agreement)), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture with respect to the Notes, when all outstanding amounts under the Notes shall have been paid in full (and/or converted into shares of Common Stock or other securities in accordance therewith) and no other obligations remain outstanding pursuant to the terms of the Notes, this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, the Indenture and/or the other Transaction Documents, as applicable, which have not been paid in full by the Company, and when the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture with respect to the Notes have been complied with.

Section 2.22. CONTROL BY SECURITYHOLDERS. The Required Holders (as defined in the Securities Purchase Agreement) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that such direction shall not be in conflict with any rule of law. Subject to the provisions of Section 7.1 of the Indenture and this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, the Trustee shall have the right to decline to follow any such direction if the Trustee in good faith shall determine that the proceeding so directed would involve the Trustee in personal liability. The Notes may be amended, modified or waived, as applicable, in accordance with Section 16 of the Notes. Upon any waiver of any term of the Notes, the default covered thereby shall be deemed to be cured for all purposes of the Indenture, this [First] [Second] [Third] [Fourth]

[Fifth] Supplemental Indenture, the Notes and the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

ARTICLE III

EXPENSES

Section 3.1. PAYMENT OF EXPENSES. In connection with the offering, sale and issuance of the Notes, the Company, in its capacity as issuer of the Notes, shall pay all costs and expenses relating to the offering, sale and issuance of the Notes and compensation and expenses of the Trustee under the Indenture in accordance with the provisions of Section 7.7 of the Indenture.

Section 3.2. PAYMENT UPON RESIGNATION OR REMOVAL. Upon termination of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture or the Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts, fees and expenses (including reasonable attorney’s fees and expenses) accrued to the date of such termination, removal or resignation.

ARTICLE IV

MISCELLANEOUS PROVISIONS

Section 4.1. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture.

Section 4.2. ADOPTION, RATIFICATION AND CONFIRMATION. The Indenture, as supplemented and amended by this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

Section 4.3. CONFLICT WITH INDENTURE; TRUST INDENTURE ACT. Notwithstanding anything to the contrary in the Indenture, if any conflict arises between the terms and conditions of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture (including, without limitation, the terms and conditions of the Notes) and the Indenture, the terms and conditions of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture (including the Notes) shall control; provided, however, that if any provision of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture or the Notes limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required thereunder to be a part of and govern this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, the latter provisions shall control. If any provision of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provisions shall be deemed to apply to the Indenture as so modified or excluded, as the case may be.

Section 4.4. AMENDMENTS; WAIVER. This [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture may be amended by the written consent of the Company and the Required Holders (as defined in the Notes); provided however, no amendment shall adversely impact the rights, duties, immunities or liabilities of the Trustee without its prior written consent. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

Section 4.5. SUCCESSORS. This [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes.

Section 4.6. SEVERABILITY; ENTIRE AGREEMENT. If any provision of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture in that jurisdiction or the validity or enforceability of any provision of this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture in any other jurisdiction.

Section 4.7. The Indenture, this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture, the Transaction Documents and the exhibits hereto and thereto set forth the entire agreement and understanding of the parties related to this transaction and supersedes all prior agreements and understandings, oral or written.

Section 4.8. COUNTERPARTS. This [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 4.9. GOVERNING LAW. This [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture and the Indenture shall each be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Except as otherwise required by Section 23 of the Notes, the Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Chicago, Illinois, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein (i) shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of such Holder or (ii) shall limit, or shall be deemed or construed to limit, any provision of Section 23 of the Notes. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY

RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS [FIRST] [SECOND] [THIRD] [FOURTH] [FIFTH] SUPPLEMENTAL INDENTURE OR ANY TRANSACTION CONTEMPLATED HEREBY.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this [First] [Second] [Third] [Fourth] [Fifth] Supplemental Indenture to be duly executed on the date or dates indicated in the acknowledgments and as of the day and year first above written.

CV SCIENCES, INC. By:___________________________ Name: Titl
By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee
By:
Name:
Title:

EXHIBIT A

(FORM OF NOTE)